Exhibit 99.2

CFO Commentary on Third Quarter Fiscal Year 2015 Results

December 4, 2014

GAAP Quarterly Revenue Comparison

($ in millions)	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q	Y/Y
Subscription and Support	$17.7	$17.4	$14.9	up 1%	up 19%
Perpetual License	1.0	1.4	1.1	down 24%	down 1%
Total Product Revenue	18.7	18.8	15.9	down 1%	up 17%
Professional Services	3.3	2.7	2.9	up 22%	up 13%
Total Revenue	$22.0	$21.5	$18.9	up 2%	up 17%

GAAP Quarterly Financial Comparison

($ in millions, except per share data)	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q		Y/Y
Gross Margin	73%	73%	76%	0	% pts	down 3	% pts
Operating Expenses	$23.2	$24.3	$20.0	down 4%		up 16%
Earnings Per Share	$(0.29)	$(0.36)	$(0.24)	nm	^	nm

Non-GAAP* Quarterly Financial Comparison

($ in millions, except per share data)	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q		Y/Y
Gross Margin	75%	74%	77%	up 1	% pts	down 2	% pts
Operating Expenses	$21.8	$23.1	$18.7	down 6%		up 17%
Earnings Per Share	$(0.22)	$(0.30)	$(0.17)	nm		nm

Key Metrics Quarterly Comparison

	Q3 FY15	Q2 FY15	Q3 FY14	Q/Q		Y/Y
Total Paid Seats	240,032	234,642	197,806	up 2%		up 21%
Renewal Rate	116%	114%	118%	up 2	% pts	down 2	% pts

*Non-GAAP financials exclude stock-based compensation expense and amortization of acquired intangible assets.

^ Not meaningful.

Reconciliations between our GAAP and non-GAAP results are set forth in the tables following the narrative.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures.

Key Metrics Discussion

We believe total paid seats is a key indicator of our market penetration, growth and future revenue.  We define a paid seat as a seat with a subscription or support contract as of the measurement date.

We ended the quarter with a total paid seat count of 240,032 seats.  This seat count represents a 21% year over year increase when compared to 197,806 seats under contract at the close of Q3 of last year. The 5,390 seats added in the quarter represent an increase of 2% over the seats under contract at the end of last quarter.

We offer our renewal rate on a quarterly basis to provide insight into our ability to meaningfully grow our existing customer base. We calculate our renewal rate by comparing the number of paid seats of all of our existing customers at the beginning of a twelve-month period to the number of paid seats for those same customers at the end of such period, taking into account non-renewals, upgrades and downgrades.

As of October 31, 2014, our renewal rate calculated against this customer cohort was 116%.

The table below highlights our top 15 customers by total paid seats and the year-over-year seat growth.

Top 15 Customers

	First Order Date	First Order Seats	Seats as of Q3 FY15	Y/Y Seat Growth
Customer 1	March 2008	110	12,600	0%
Customer 2	June 2008	25	12,000	139%
Customer 3	May 2009	25	12,000	140%
Customer 4	September 2013	1,500	7,500	400%
Customer 5	September 2008	10	7,065	59%
Customer 6	June 2008	100	6,500	0%
Customer 7	January 2008	70	6,240	20%
Customer 8	April 2012	600	5,600	56%
Customer 9	October 2009	350	4,879	13%
Customer 10	September 2005	10	4,392	-8%
Customer 11	December 2010	25	3,003	-2%
Customer 12	July 2012	200	3,000	0%
Customer 13	December 2010	350	2,964	9%
Customer 14	April 2011	34	2,900	160%
Customer 15	September 2010	30	2,733	39%
TOTAL		3,439	93,376	44%

Revenue and Calculated Billings Discussion

Total revenue for the quarter was $22.0 million, which represents a 17% year-over-year increase over the same period last year.

International (i.e., non-US) revenue accounted for 13% of revenue in the quarter.  However, since many of our domestic customers have international users, approximately 34% of the users that access our multi-tenant platform are from locations outside the US.

Subscription and support revenue for the quarter was $17.7 million, which represents a year-over-year increase of 19%.

Perpetual revenue for the quarter was $1.0 million, which represents a year-over-year decrease of 1%.  The majority of our product revenue comes from annual subscriptions contracts and,

therefore, shows as subscription and support revenue.  However, we do expect some customers to buy perpetual licenses.  The revenue associated with this licensing model can be hard to predict.  Large deals can significantly impact this revenue line given the revenue recognition pattern of this license option.

Services revenue for the quarter was $3.3 million, which represents a 13% year-over-year increase.

Calculated billings, a non-GAAP measure which can be derived from our financial statements by taking revenue plus the change in deferred revenue, closed the quarter at $20.4 million, representing a year-over-year increase of 25% as compared to the third quarter of last year.  Our subscription and support billings, which can be derived from our financial statements by taking subscription and support revenue plus the change in deferred revenue, closed the quarter at $16.1 million, representing a year-over-year increase of 30%.

As we have discussed previously, there are a number of factors that can impact our deferred revenue, calculated billings and our calculated billings growth.  In the past, we have normalized billings for the impacts of multi-year prepaid contracts.  In addition to multi-year pre-pay contracts, other factors that can impact billings materially include add-on orders that co-term with the original contract that expires in less than one year and contracts that are off-balance sheet in nature.  Due to the number of factors required to normalize to get to a true apples to apples number, we have decided not to provide normalized billings.  However, looking at the change in short-term deferred revenue can help investors normalize for the impact of multi-year prepaid deals, should investors want to do this.

GAAP and Non-GAAP Gross Profit and Margin Discussion

GAAP gross profit for the quarter was $16.0 million, as compared to $14.3 million in Q3 of fiscal year 2014, reflecting an increase of $1.7 million or 12%.  Total GAAP gross margin for the quarter was 73%. Our GAAP product gross margin was 84% and our GAAP professional services margin was 11%.

Non-GAAP gross profit for the quarter was $16.4 million, as compared to $14.6 million in Q3 of fiscal year 2014, reflecting an increase of $1.8 million or 13%.  Total Non-GAAP gross margin for the quarter was 75%. Our Non-GAAP product gross margin was 85% and our Non-GAAP professional services margin was 15%.

GAAP and Non-GAAP Operating Expenses and Net Loss Discussion

GAAP sales and marketing expense was $12.0 million, representing a year-over-year increase of $1.2 million or 11%.  This increase was driven mainly by increased headcount across our sales and marketing organizations and variable spend in our lead generation activities.  As a percentage of revenue, GAAP sales and marketing expense was 54% for the quarter, as compared to 57% for the same period in fiscal year 2014.

Non-GAAP sales and marketing expense was $11.5 million, representing a year-over-year increase of $1.1 million or 11%.  As a percentage of revenue, Non-GAAP sales and marketing expense was 52% for the quarter, as compared to 55% for the same period in fiscal year 2014.

GAAP research and development expense was $6.8 million, representing a year-over-year increase of $1.7 million or 32%.  This increase was driven mainly by increased headcount as we continue to invest in product development.  As a percentage of revenue, GAAP research and development expense was 31% for the quarter, as compared to 27% for the same period in fiscal year 2014.

Non-GAAP research and development expense was $6.5 million, representing a year-over-year increase of $1.7 million or 36%.  As a percentage of revenue, Non-GAAP research and development expense was 30% for the quarter, as compared to 25% for the same period in fiscal year 2014.

GAAP general and administrative was $4.4 million, representing a year-over-year increase of $400 thousand or 10%.  This increase was driven mainly by increased headcount to support our growth.  As a percentage of revenue, GAAP general and administrative expense was 20% for the quarter, as compared to 21% for the same period in fiscal year 2014.

Non-GAAP general and administrative was $3.8 million, representing a year-over-year increase of $200 thousand or 6%.  As a percentage of revenue, Non-GAAP general and administrative expense was 17% for the quarter, as compared to 19% for the same period in fiscal year 2014.

GAAP net loss for the third quarter was $7.4 million or a net loss per share of $0.29 per basic and diluted share.

Non-GAAP net loss for the third quarter was $5.6 million or a net loss per share of $0.22 per basic and diluted share.

We are currently generating a net loss and as such, our basic weighted average shares outstanding for the third quarter was approximately 25.2 million.  If we were profitable today, our fully diluted share count would have been approximately 25.7 million shares when applying the treasury stock method to vested in-the-money stock options and warrants.

Cash Flow and Balance Sheet Discussion

Cash flow from operating activities was negative $6.3 million for the quarter, as compared to cash flow from operating activities in Q3 last fiscal year of negative $8.7 million.

As of October 31, 2014, our total cash, cash equivalents, short-term investments and accounts receivable balance, which excludes restricted cash, was approximately $84.1 million, as compared to $110.7 million as of January 31, 2014, and $106.6 million as of October 31, 2013.   We currently carry no bank debt.

We ended the quarter with an accounts receivable balance of $13.6 million.

Total deferred revenue and short term deferred revenue closed the quarter at $34.7 million and $33.6 million respectively.

Our days sales outstanding were 61 days at October 31, 2014.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with Generally Accepted Accounting Principles (GAAP), we have provided certain measures that have not been prepared in accordance with GAAP. These non-GAAP financial measures include non-GAAP results for calculated billings, subscription and support billings, cost of revenue, gross profit, operating expenses, net loss and basic and diluted net loss per share, which are in addition to, and, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Our non-GAAP financial measures exclude stock-based compensation expense and amortization of acquired intangible assets. We believe the presentation of operating results excluding stock-based compensation expense and the amortization of acquired intangible assets provides useful supplemental information to investors and facilitates the analysis of our core operating results and comparison of operating results across reporting periods and is therefore useful to investors in analyzing and assessing our past and future operating performance.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found in the accompanying financial statements included with this CFO Commentary.

Forward-looking Statements

This CFO Commentary contains forward-looking statements, including statements regarding our future financial performance, market growth, the demand for our solutions, and general business conditions. Any forward-looking statements contained in this CFO Commentary are based upon our historical performance and current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent our expectations as of the date of this CFO Commentary. Subsequent events may cause these expectations to change, and we disclaim any obligation to update the forward-looking statements in the future. These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially from our current expectations. Important factors that could cause actual results to differ materially from those anticipated in such forward-looking statements include, but are not limited to, the growth of demand for Agile software development, our ability to expand relationships with existing customers, our ability to attract and retain customers, the mix of perpetual license and subscription revenue, competitive factors, including but not limited to pricing pressures, industry consolidation, and entry of new competitors and new products, our ability to manage growth effectively, the ability of sales personnel to become fully productive quickly and effectively, our ability to maintain, protect and enhance our brand and intellectual property, general economic and financial conditions, and other risks and uncertainties. Further information on risk factors that could cause actual results to differ materially from forecasted results is included in our reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2014 filed on April 11, 2014 and our Quarterly Report on Form 10-Q that will be filed for the quarter ended October 31, 2014.

Rally Software Development Corp.

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	October 31,	July 31,	October 31,
	2014	2014	2013
ASSETS

Current assets:
Cash and cash equivalents	$29,074	$77,005	$94,835
Short-term investments	41,427	—	—
Restricted cash	15	16	—
Accounts receivable, net	13,567	13,761	11,721
Other receivables	255	179	169
Prepaid expenses and other current assets	4,009	4,201	2,686
Total current assets	88,347	95,162	109,411

Property and equipment, net	5,827	6,330	5,413
Goodwill	2,343	2,489	2,282
Intangible assets, net	1,514	1,646	2,040
Restricted cash	4,200	4,200	4,200
Other assets	799	888	593

Total assets	$103,030	$110,715	$123,939

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,195	$2,657	$2,825
Accrued liabilities	3,112	3,405	3,502
Deferred revenue	33,599	35,245	30,221
Other current liabilities	2,288	1,809	2,415
Total current liabilities	41,194	43,116	38,963

Deferred revenue, net of current portion	1,126	1,061	3,467
Other long-term liabilities	901	889	902

Total liabilities	43,221	45,066	43,332

Stockholders’ equity:
Common stock	3	3	3
Additional paid-in capital	180,407	178,688	169,975
Accumulated deficit	(120,439)	(113,047)	(89,382)
Accumulated other comprehensive income (loss)	(162)	5	11
Total stockholders’ equity	59,809	65,649	80,607

Total liabilities and stockholders equity	$103,030	$110,715	$123,939

Rally Software Development Corp.

Condensed Consolidated Statements of Operations

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	October 31,	July 31,	October 31,
	2014	2014	2013
Revenue:
Subscription and support	$17,653	$17,440	$14,888
Perpetual license	1,040	1,361	1,055
Total product revenue	18,693	18,801	15,943

Professional services	3,316	2,711	2,936

Total revenue	22,009	21,512	18,879

Cost of revenue (1) (2):
Product	3,025	2,840	1,997
Professional services	2,956	2,953	2,577
Total cost of revenue	5,981	5,793	4,574

Gross profit	16,028	15,719	14,305

Operating expenses (1):
Sales and marketing	11,992	12,841	10,832
Research and development	6,838	6,495	5,167
General and administrative	4,389	4,974	4,008
Total operating expenses	23,219	24,310	20,007

Loss from operations	(7,191)	(8,591)	(5,702)

Other income (expense):
Interest and other income	37	40	42
Loss on foreign currency transactions and other gain (loss)	(111)	(70)	(87)

Loss before provision for income taxes	(7,265)	(8,621)	(5,747)
Provision for income taxes	126	286	39
Net loss	$(7,391)	$(8,907)	$(5,786)

Net loss per share attributable to common stockholders, basic and diluted	$(0.29)	$(0.36)	$(0.24)

Weighted average common shares outstanding, basic and diluted	25,207	25,026	24,398

(1) Includes stock-based compensation expense as follows:

	Three Months Ended
	October 31,	July 31,	October 31,
	2014	2014	2013
Cost of product revenue	$102	$74	$69
Cost of professional services revenue	136	98	56
Sales and marketing	508	367	496
Research and development	309	237	362
General and administrative	588	567	433
	$1,643	$1,343	$1,416

(2) Includes amortization expense of acquired intangible assets as follows:

Cost of product revenue	$132	$132	$131

Rally Software Development Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Three Months Ended
	October 31,	July 31,	October 31,
	2014	2014	2013
Cash flow from operating activities:
Net loss	$(7,391)	$(8,907)	$(5,786)

Adjustments to reconcile net loss to cash (used) in operating activities:
Depreciation and amortization	777	778	685
Noncash stock-based compensation expense	1,644	1,343	1,416
Other	94	58	—
Changes in operating assets and liabilities:
Accounts receivable	194	2,268	(653)
Other receivables	(76)	(71)	(106)
Prepaid and other current assets	192	(23)	401
Other assets	72	(148)	(48)
Accounts payable and accrued expenses	(716)	225	1,240
Deferred revenue	(1,581)	(3,404)	(2,478)
Other current liabilities	478	(1,042)	862
Other long-term liabilities	12	(1)	(13)
Restricted cash	—	—	(4,200)

Net cash (used) in operating activities	(6,301)	(8,924)	(8,680)

Cash flow from investing activities:
Purchase of property and equipment	(289)	(1,331)	(586)
Purchase of investments	(41,417)	—	—
Proceeds from sale of property and equipment	1	13	—

Net cash (used) in investing activities	(41,705)	(1,318)	(586)

Cash flow from financing activities:
Proceeds from exercise of common stock options	76	161	54
Proceeds from employee stock purchase plan	—	1,463	—
Payment of payroll taxes related to stock-based compensation	(1)	(108)	—
Payments of offering costs	—	—	(606)

Net cash provided by (used) in financing activities	75	1,516	(552)

Net (decrease) in cash and cash equivalents during period	(47,931)	(8,726)	(9,818)

Cash and cash equivalents at beginning of period	77,005	85,731	104,653
Cash and cash equivalents at end of period	$29,074	$77,005	$94,835

Rally Software Development Corp.

Reconciliation of GAAP to Non-GAAP Financial Measures

(unaudited, in thousands, except per share amounts)

	Three Months Ended
	October 31,	July 31,	October 31,
	2014	2014	2013

GAAP product cost of revenue	$3,025	$2,840	$1,997
Amortization expense of acquired intangible assets	(132)	(132)	(131)
Stock-based compensation expense	(102)	(74)	(69)
Non-GAAP product cost of revenue	$2,791	$2,634	$1,797

GAAP professional services cost of revenue	$2,956	$2,953	$2,577
Stock-based compensation expense	(136)	(98)	(56)
Non-GAAP professional services cost of revenue	$2,820	$2,855	$2,521

GAAP gross profit	$16,028	$15,719	$14,305
Amortization expense of acquired intangible assets	132	132	131
Stock-based compensation expense	238	172	125
Non-GAAP gross profit	$16,398	$16,023	$14,561

Gross margin:
GAAP	73%	73%	76%
Non-GAAP	75%	74%	77%

Product gross margin:
GAAP	84%	85%	87%
Non-GAAP	85%	86%	89%

Professional services gross margin:
GAAP	11%	(9)%	12%
Non-GAAP	15%	(5)%	14%

GAAP sales and marketing expense	$11,992	$12,841	$10,832
Stock-based compensation expense	(508)	(367)	(496)
Non-GAAP sales and marketing expense	$11,484	$12,474	$10,336

GAAP research and development expense	$6,838	$6,495	$5,167
Stock-based compensation expense	(309)	(237)	(362)
Non-GAAP research and development expense	$6,529	$6,258	$4,805

GAAP general and administrative expense	$4,389	$4,974	$4,008
Stock-based compensation expense	(588)	(567)	(433)
Non-GAAP general and administrative expense	$3,801	$4,407	$3,575

GAAP net loss	$(7,391)	$(8,907)	$(5,786)
Amortization expense of acquired intangible assets	132	132	131
Stock-based compensation expense	1,643	1,343	1,416
Non-GAAP net loss	$(5,616)	$(7,432)	$(4,239)

Basic and diluted net loss per share:
GAAP basic and diluted net loss per share	$(0.29)	$(0.36)	$(0.24)
Amortization expense of acquired intangible assets	0.01	0.01	0.01
Stock-based compensation expense	0.06	0.05	0.06
Non-GAAP basic and diluted net loss per share	$(0.22)	$(0.30)	$(0.17)

Shares used to calculate basic and diluted net loss per share	25,207	25,026	24,398

Rally Software Development Corp.

Reconciliation of Total Revenue to Calculated Billings, Subscription and Support

Revenue to Subscription and Support Billings and Days Sales Outstanding

(unaudited, in thousands except days sales outstanding)

	Three Months Ended
	October 31,	July 31,	October 31,
	2014	2014	2013

Total revenue	$22,009	$21,512	$18,879

Deferred revenue-
End of period	34,725	36,306	33,688
Beginning of period	(36,306)	(39,711)	(36,166)

Net change	(1,581)	(3,405)	(2,478)

Calculated billings	$20,428	$18,107	$16,401

Total subscription and support revenue	$17,653	$17,440	$14,888

Deferred revenue-
End of period	34,725	36,306	33,688
Beginning of period	(36,306)	(39,711)	(36,166)

Net change	(1,581)	(3,405)	(2,478)

Subscription and support billings	$16,072	$14,035	$12,410

Accounts receivable	$13,567	$13,761	$11,721

Days Sales Outstanding (1)	61	70	66

(1) - Days sales outstanding is computed by dividing accounts receivable by calculated billings times the number of days in the quarter.